Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of TSR, Inc. of our report dated August 17, 2020 on our audits of the consolidated financial statements of TSR, Inc. as of May 31, 2020 and 2019, and for the years then ended, which report is included in the Annual Report on Form 10-K of TSR, Inc. for the year ended May 31, 2020.

/s/ CohnReznick LLP

Jericho, New York

December 18, 2020